PROSPECTUS SUPPLEMENT NO. 2 (To Prospectus Dated September 23, 2005)	Filed pursuant to rule 424(b)(3) Registration No. 333-126141
UNISOURCE ENERGY CORPORATION

Relating to Resales by Selling Securityholders of

$150,000,000

4.50% Convertible Senior Notes due 2035 and
Shares of Common Stock (without par value) Issuable upon Conversion of the Notes
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This prospectus supplement, which supplements UniSource Energy Corporation’s (the “Company”) prospectus dated September 23, 2005, relates to resales by selling securityholders of $150,000,000 in aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2035 and the shares of the Company’s common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with those documents incorporated by reference, as described on page (iii) of the prospectus under INCORPORATION BY REFERENCE. Neither the Company nor any selling securityholder has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling securityholders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front cover of the respective document.

Investing in the notes or the shares of the Company common stock issuable on conversion of the notes involves risks. See RISK FACTORS beginning on page 6 of the related prospectus.
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The date of this prospectus supplement is February 6, 2006.

The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading SELLING SECURITYHOLDERS in the related prospectus. The information is based on information provided to the Company by or on behalf of the selling securityholders on or prior to January 23, 2006 and has not been independently verified by the Company. Since the date on which each selling securityholder identified below provided this information, any of these selling securityholders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling securityholders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling securityholders are not obligated to sell securities, the Company cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. Information about other selling securityholders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

Selling Securityholder	Principal Amount of Notes Beneficially Owned That May be Sold (1)	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold (2)	Percentage of Shares of Common Stock Outstanding (3)(4)
Ellington Overseas Partners, LTD (5)	$4,815,000	3.54%	141,733	*
Folksamerica Reinsurance Company (6)	900,000	0.60	24,000	*
Homeland Central Insurance Company (7)	2,500,000	1.67	66,667	*
Homeland Insurance Company of NY (8)	50,000	0.03	1,333	*
Montpelier Re Holdings Ltd. (9)	1,550,000	1.03	41,333	*
One Beacon America Insurance Company (10)	800,000	0.53	21,333	*
One Beacon Insurance Company (11)	700,000	0.47	18,667	*
One Beacon Insurance Savings Plan (12)	1,400,000	0.93	37,333	*
One Beacon Pension (13)	3,300,000	2.20	88,000	*
Penn General Insurance Company (14)	1,200,000	0.80	32,000	*
Symetra Financial Corp. (15)	1,800,000	1.20	48,000	*
Symetra Life Insurance Company (16)	1,000,000	0.67	26,667	*
The Camden Fire Insurance Association (17)	2,600,000	1.73	69,333	*
White Mountains Holdings Bermuda Ltd. (18)	2,050,000	1.37	54,667	*
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*  Less than 1%
(1)
Beneficial ownership is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Assumes conversion of all of the holder’s notes at an initial conversion rate of 26.6667 shares of the Company’s common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described in the prospectus under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments”. As a result, the number of shares of the Company’s common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Calculated on the basis of 34,938,211 shares of the Company’s common stock outstanding as of January 23, 2006. In calculating this percentage, based on Rule 13d-3(d)(1)(i) of the Exchange Act, the Company treated as outstanding that number of shares of the Company’s common stock issuable upon conversion of all of the particular holder’s notes. However, the Company did not assume the conversion of any other holder’s notes.

(4)
Assumes that all holders of notes, or any future transferees, pledgees, donees, or successors of or from such holders of notes, do not beneficially own any shares of the Company’s common stock other than the shares issuable upon conversion of the notes at the initial conversion rate.

(5)
Ellington Management Group, LLC, a registered investment adviser under the Investment Advisors Act of 1940, is the investment adviser of Ellington Overseas Partners, LTD (“Ellington”). Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control with respect to the securities listed for Ellington. Mr. Vranos disclaims beneficial ownership of such securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in Ellington.

(6)
Folksamerica Reinsurance Company (“Folksamerica”) also owns 64,300 shares of the Company’s common stock which were not included in the calculation of Folksamerica’s percentage of shares of common stock outstanding in the table above. Taking into account the additional 64,300 shares of the Company’s common stock held by Folksamerica, Folksamerica would, upon conversion, hold 0.25273% of the Company’s outstanding common stock. White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for Folksamerica.

(7)
White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for Homeland Central Insurance Company.

(8)
White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for Homeland Insurance Company of NY.

(9)
Montpelier Re Holdings Ltd. (“Montpelier”) also owns 99,800 shares of the Company’s common stock which were not included in the calculation of Montpelier’s percentage of shares of common stock outstanding in the table above. Taking into account the additional 99,800 shares of the Company’s common stock held by Montpelier, Montpelier would, upon conversion, hold 0.40395% of the Company’s outstanding common stock. White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for Montpelier.

(10)
White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for One Beacon America Insurance Company.

(11)
White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for One Beacon Insurance Company.

(12)
One Beacon Insurance Savings Plan also owns 101,800 shares of the Company’s common stock which were not included in the calculation of One Beacon Insurance Savings Plan’s percentage of shares of common stock outstanding in the table above. Taking into account the additional 101,800 shares of the Company’s common stock held by One Beacon Insurance Savings Plan, One Beacon Insurance Savings Plan would, upon conversion, hold 0.39823% of the Company’s outstanding common stock. White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for One Beacon Insurance Savings Plan.

(13)
One Beacon Pension also owns 217,300 shares of the Company’s common stock which were not included in the calculation of One Beacon Pension’s percentage of shares of common stock outstanding in the table above. Taking into account the additional 217,300 shares of the Company’s common stock held by One Beacon Pension, One Beacon Pension would, upon conversion, hold 0.87383% of the Company’s outstanding common stock. White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for One Beacon Pension.

(14)
Penn General Insurance Company (“Penn General”) also owns 530,000 shares of the Company’s common stock which were not included in the calculation of Penn General’s percentage of shares of common stock outstanding in the table above. Taking into account the additional 530,000 shares of the Company’s common stock held by Penn General, Penn General would, upon conversion, hold 1.60855% of the Company’s outstanding common stock. White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for Penn General.

(15)
Symetra Financial Corp. (“Symetra Financial”) has identified itself as an affiliate of the following registered broker-dealers: Symetra Investment Services and Symetra Securities, Inc., and has represented to the Company that it (i) purchased the securities listed above in the ordinary course of business and (ii) at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Symetra Financial also owns 5,000 shares of the Company’s common stock which were not included in the calculation of Symetra Financial’s percentage of shares of common stock outstanding in the table above. Taking into account the additional 5,000 shares of the Company’s common stock held by Symetra Financial, Symetra Financial would, upon conversion, hold 0.15170% of the Company’s outstanding common stock. White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for Symetra Financial.

(16)
Symetra Life Insurance Company (“Symetra”) has identified itself as an affiliate of the following registered broker-dealers: Symetra Investment Services and Symetra Securities, Inc., and has represented to the Company that it (i) purchased the securities listed above in the ordinary course of business and (ii) at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Symetra also owns $200,000 aggregate principal amount of the Company’s registered 4.50% convertible senior notes due 2035 and 59,500 shares of the Company’s common stock which were not included in the calculation of Symetra’s percentage of shares of common stock outstanding in the table above. Taking into account the $200,000 aggregate principal amount of the Company’s registered 4.50% convertible senior notes due 2035 and the additional 59,500 shares of the Company’s common stock held by Symetra, Symetra would, upon conversion, hold 0.26189% of the Company’s outstanding common stock. White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for Symetra.

(17)
White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for The Camden Fire Insurance Association.

(18)
White Mountains Holdings Bermuda Ltd. (“White Mountains Bermuda”) also owns $800,000 aggregate principal amount of the Company’s registered 4.50% convertible senior notes due 2035 and 66,000 shares of the Company’s common stock which were not included in the calculation of White Mountains Bermuda’s percentage of shares of common stock outstanding in the table above. Taking into account the $800,000 aggregate principal amount of the Company’s registered 4.50% convertible senior notes due 2035 and the additional 66,000 shares of the Company’s common stock held by White Mountains Bermuda, White Mountains Bermuda would, upon conversion, hold 0.40643% of the Company’s outstanding common stock. White Mountains Advisors LLC, a registered investment advisor under the Investment Advisors Act of 1940, has voting or investment power with respect to the securities listed for White Mountains Bermuda.